Exhibit 99.1

Coherus BioSciences Reports Fourth Quarter, Full Year 2024 Financial Results and Provides Business Update

– Annual net revenue increased 4% to $267.0 million in 2024, despite significant divestitures –

– UDENYCA® net revenue increased 62% year-over-year –

– LOQTORZI® net revenue increased 29% quarter-over-quarter –

– UDENYCA divestiture on track with Special Meeting of Shareholders taking place March 11, 2025; transaction expected to close late in the first quarter or early in the second quarter of 2025 –

– Post divestiture expected cash of approximately $250 million, with cash runway exceeding two years; Company headcount to be reduced by approximately 30% –

– Catalyst-driven 2025/2026 with multiple clinical data readouts across the Company’s innovative oncology pipeline –

– Conference call today at 5:00 p.m. Eastern Time –

REDWOOD CITY, Calif., March 10, 2025 -- Coherus BioSciences, Inc. (Coherus or the Company, Nasdaq: CHRS), today reported financial results for the fourth quarter and full year 2024 and provided an overview of recent business updates.

“2024 represents our transformation into an innovative oncology company, culminating in the agreement to divest UDENYCA,” said Denny Lanfear, Coherus Chairman and Chief Executive Officer. “In 2025, we will be sharply focused on maximizing the revenue potential for LOQTORZI while advancing the development of our pipeline, including our first-in-class IL-27 antagonist, casdozokitug, and our CCR8-targeting antibody, CHS-114, in combination with LOQTORZI.”

“Upon the completion of the UDENYCA divestiture and pay-off of our significant debt and royalty obligations, we are projecting a cash position of approximately $250 million,” continued Mr. Lanfear. “These efforts, combined with organizational streamlining, are expected to provide Coherus with a cash runway exceeding two years, funding the development pipeline through key data catalysts in 2025 and 2026.”

RECENT BUSINESS UPDATES

UDENYCA® RESULTS AND DIVESTITURE

•	UDENYCA net product sales for Q4 2024 were $46.3 million, an increase of 28% compared to $36.2 million for Q4 2023, despite the temporary supply interruption. UDENYCA net product sales for FY 2024 were $206.0 million, an increase of 62% compared to $127.1 million for FY 2023.
•	Production of UDENYCA by the Company’s third-party labeling and packaging contract manufacturing organization (CMO) resumed in November 2024. An additional final packaging and labeling CMO is expected to deliver saleable product in late Q1 or in early Q2 2025, subject to U.S. Food and Drug Administration (FDA) authorization.
•	In December 2024, Coherus announced the divestiture of the UDENYCA franchise for up to $558.4 million. The transaction is subject to shareholder approval and other closing conditions and is expected to close late in the first quarter or early in the second quarter of 2025.

LOQTORZI® RESULTS

•	LOQTORZI, the first and only FDA-approved treatment for recurrent, locally advanced or metastatic nasopharyngeal carcinoma (NPC), commercially launched across all lines of therapy in January 2024.
•	In November 2024, the National Comprehensive Cancer Network (NCCN) revised its treatment guidelines for NPC to designate LOQTORZI as the only treatment with Preferred status in NPC, both in first line (1L) with a Category 1 designation and in second line (2L) and later NPC.
•	LOQTORZI net product sales for Q4 2024 were $7.5 million, an increase of 29% compared to $5.8 million in Q3 2024. LOQTORZI net product sales in FY 2024 were $19.1 million.

 ADVANCEMENT OF INNOVATIVE, NEXT-GENERATION IMMUNO-ONCOLOGY PIPELINE

LOQTORZI (toripalimab-tpzi) is a next-generation, differentiated PD-1 marketed in the U.S. in two indications. Coherus plans to maximize the value of this product by:

•	Combining LOQTORZI with internal pipeline assets, casdozokitug and CHS-114 in additional indications; and
•	Entering into capital-efficient external partnerships for additional label expansions. Additional partnerships evaluating LOQTORZI with novel promising cancer agents are planned for 2025.

Casdozokitug is a first-in-class, clinical-stage IL-27 antagonist, with demonstrated monotherapy activity in treatment-refractory non-small cell lung cancer (NSCLC) and clear cell renal cell carcinoma (ccRCC), and in combination activity in hepatocellular carcinoma (HCC).

•	Phase 2 randomized trial of casdozokitug/toripalimab/bevacizumab in 1L HCC opened for enrollment.
•	Reported final data at ASCO-GI 2025 from a Phase 2 trial of casdozokitug/atezolizumab/bevacizumab in 1L HCC. The data showed an overall response rate of 38% compared to initially announced 27%[1], and complete responses (CR) per RECIST v1.1 increased to 17.2% compared to previously announced 10.3%[2] and initial assessment of 0%[1], demonstrating both an increase in overall response rate (ORR) and a deepening of responses compared to previous datasets. Importantly, responses were seen in viral and nonviral disease, and toxicity was consistent with the known safety profiles of atezolizumab and bevacizumab, with no new safety signals identified.

CHS-114 is a highly selective cytolytic CCR8 antibody that specifically binds and preferentially depletes CCR8+ tumor regulatory T cells (Tregs) with no off-target binding. Phase 1 dose escalation is complete, establishing safety and proof of mechanism. Coherus expects to:

•	Report Phase 1 monotherapy biopsy data as well as CHS-114/toripalimab combination safety data in head and neck squamous cell carcinoma (HNSCC) in 1H 2025.
•	Report first data for Phase 1b CHS-114/toripalimab combination dose optimization study in 2L HNSCC in Q2 2026.
•	Initiate a Phase 1b CHS-114/toripalimab combination dose optimization study in 2L gastric cancer in Q1 2025 with a first data readout expected in Q2 2026.

FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

	Three Months Ended December 31,			Year Ended December 31,
(in thousands)	2024	2023	Change	2024	2023	Change
Products
UDENYCA (a)	$46,278	$36,189	$10,089	$205,951	$127,064	$78,887
CIMERLI - divested March 1, 2024	100	52,449	(52,349)	27,079	125,388	(98,309)
YUSIMRY - divested June 26, 2024	33	2,214	(2,181)	7,541	3,574	3,967
LOQTORZI	7,522	554	6,968	19,131	554	18,577
Total net product revenue	53,933	91,406	(37,473)	259,702	256,580	3,122
Other revenue	211	118	93	7,258	664	6,594
Total net revenue	$54,144	$91,524	$(37,380)	$266,960	$257,244	$9,716
(a)	If the contemplated UDENYCA Sale is approved, Coherus anticipates the transaction would close late in the first quarter or early in the second quarter of 2025.

Net revenue for the fourth quarter of 2024, as compared to 2023, decreased $37.4 million primarily due to the Company’s divestiture of CIMERLI® and YUSIMRY®, partially offset by an increase in UDENYCA and LOQTORZI net sales.

For the full year 2024, UDENYCA net revenue increased $78.9 million primarily due to increased market share, offset by a change in UDENYCA segment mix and the impact of the fourth quarter temporary UDENYCA supply interruption. The $98.3 million decrease in net revenues of CIMERLI was primarily the result of the CIMERLI Sale. LOQTORZI net revenue reflects initial sales beginning in December 2023 following FDA approval. Other revenue in 2024 included $6.3 million for the sale to Apotex of rights to commercialize toripalimab within Canada.

Cost of goods sold (COGS) was $33.9 million and $84.6 million during the three months ended December 31, 2024 and 2023, respectively, and $117.6 million and $159.0 million during the years ended December 31, 2024 and 2023, respectively. The decrease in COGS for the fourth quarter of 2024 compared to the same period in the prior year was primarily due to the $47.0 million charge in 2023 related to slow moving YUSIMRY inventory and products that were divested during the first half of 2024.

The decrease in cost of goods sold in the full year 2024 compared to 2023 was primarily due to a decrease of $56.9 million in costs from CIMERLI, which was divested during the first quarter of 2024 and a $47.0 million charge in the fourth quarter of 2023 related to slow moving YUSIMRY inventory. These decreases were partially offset by a $59.6 million increase in costs related to UDENYCA and LOQTORZI in 2024, which includes $14.1 million in charges for the write-down of UDENYCA inventory that did not meet acceptance criteria.

Research and development (R&D) expenses were $21.2 million and $26.4 million for the three months ended December 31, 2024 and 2023, respectively, and $93.3 million and $109.4 million for the years ended December 31, 2024 and 2023, respectively. The decreases were primarily due to savings from reduced headcount and lower costs related to biosimilar product divestitures, partially offset by increased costs for development of casdozokitug and CHS-114.

Selling, general and administrative (SG&A) expenses were $41.3 million and $49.5 million during the three months ended December 31, 2024 and 2023, respectively, and $167.7 million and $192.0 million during the years ended December 31, 2024 and 2023, respectively. The declines compared to the prior year periods were driven primarily by lower headcount and decreased operating costs following divestitures. The decrease for the year was partially offset by the net $6.8 million charge in the first quarter of 2024 associated with the full write-off of the outlicense intangible asset and associated release of the CVR liability related to NZV930, that was acquired in the Surface Oncology, Inc. acquisition and $6.7 million in divestiture-related costs incurred in the fourth quarter 2024.

Interest expense was $5.3 million and $10.6 million during the three months ended December 31, 2024 and 2023, respectively, and $27.2 million and $40.5 million during the years ended December 31, 2024 and 2023, respectively. The declines in both periods were primarily due to fully paying off the $250.0 million principal amount of the 2027 Term Loans in the second quarter 2024, partially offset by interest on the revenue participation right purchase and sale agreement and the $38.7 million principal amount of the senior secured term loan facility, both commencing May 8, 2024.

Gain on sale transactions, net was $176.6 million for the year ended December 31, 2024 and included a $153.8 million gain on the first quarter 2024 divestiture of our CIMERLI ophthalmology franchise and a $22.8 million gain on the second quarter 2024 divestiture of our YUSIMRY immunology franchise.

Net income (loss) for the fourth quarter of 2024 was a net loss of $50.7 million, or $(0.44) per share on a diluted basis, compared to a net loss of $79.7 million, or $(0.71) per share on a diluted basis for the same period in 2023. Net income for the year ended December 31, 2024 was $28.5 million, or $0.25 per share on a diluted basis, compared to a net loss of $237.9 million, or $(2.53) per share on a diluted basis for year ended December 31, 2023.

Non-GAAP net loss for the fourth quarter of 2024 was $32.5 million, or $(0.28) per share on a diluted basis, compared to $68.9 million, or $(0.62) per share for the same period in 2023. Non-GAAP net loss for the year ended December 31, 2024 was $86.3 million, or $(0.75) per share on a diluted basis, compared to $186.2 million, or $(1.98)

per share for the same period in 2023. See “Non-GAAP Financial Measures” below for a discussion on how Coherus calculates non-GAAP net loss and a reconciliation to the most directly comparable GAAP measures.

Cash, cash equivalents and investments in marketable securities were $126.0 million as of December 31, 2024, compared to $117.7 million as of December 31, 2023.

2025 Outlook

Coherus projects post-UDENYCA-close cash of approximately $250 million and cash runway projections exceeding two years, past key data readouts expected in 2026. Approximately 50 employees associated with UDENYCA are expected to transfer to Accord BioPharma, Inc. as part of the asset purchase agreement and Coherus’ headcount will be reduced by approximately 30% following the transaction to approximately 155.

Conference Call Information

When: Monday, March 10, 2025, starting at 5:00 p.m. Eastern Time

To access the conference call, please pre-register through the following link to receive dial-in information and a personal PIN to access the live call: https://register-conf.media-server.com/register/BIddb737c625d842e0867fa22a43106197

Please dial in 15 minutes early to ensure a timely connection to the call.

Webcast: https://edge.media-server.com/mmc/p/3dwbidfe

An archived webcast will be available on the “Investors” section of the Coherus website at https://investors.coherus.com/events-presentations.

About Coherus BioSciences

Coherus is a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. Coherus is developing an innovative immuno-oncology pipeline that is expected to be synergistic with its proven commercial capabilities in oncology.

Coherus’ immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust antitumor immunologic response and enhance outcomes for patients with cancer. Casdozokitug is a novel IL-27 antagonistic antibody currently being evaluated in three ongoing clinical studies: a Phase 1/2 study in advanced solid tumors including combination with toripalimab in NSCLC, a Phase 2 study in HCC, and randomized Phase 2 study in HCC evaluating casdozokitug in combination with toripalimab and bevacizumab. CHS-114 is a highly selective, competitively positioned, cytolytic anti-CCR8 antibody currently in a Phase 1 study in patients with advanced solid tumors, including HNSCC. CHS-1000 is a novel humanized Fc-modified IgG1 monoclonal antibody specifically targeting ILT4 (LILRB2). An IND for CHS-1000 was allowed to proceed by the FDA in the second quarter of 2024 and proceeding to the first-in-human clinical study is subject to further evaluation in Coherus’ portfolio prioritization process.

Coherus markets LOQTORZI® (toripalimab-tpzi), a novel next-generation PD-1 inhibitor, and UDENYCA® (pegfilgrastim-cbqv), a biosimilar of Neulasta. In December 2024, Coherus announced the planned divestiture of its UDENYCA franchise. The transaction is expected to close late in the first quarter or early in the second quarter of 2025.

Neulasta® is a registered trademark of Amgen, Inc.

Forward-Looking Statements

All amounts included in the press release as of and for the fiscal period ended December 31, 2024 are preliminary, have not been audited and are subject to change upon completion of Coherus’ audited financial statements for the year ended December 31, 2024. Coherus’ audited financial statements for the year ended December 31, 2024 will be included in Coherus’ Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange

Commission (SEC) in the coming days. Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Coherus’ expectations about identifying synergies between its I-O pipeline and its commercial operations; expectations about the timing for any closing of the transaction for the divestiture of the UDENYCA franchise; Coherus’ expected headcount reductions in the future; expectations about post-closing cash and cash runway; expectations about future clinical development milestones and data releases; expectations about future partnerships; statements about additional indications for LOQTORZI in the future; and statements about the timing for Coherus’ additional packaging and labeling CMO for UDENYCA to deliver saleable product.

Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties of satisfying all of the conditions to closing the transaction for the divestiture of UDENYCA; the risk that the divestiture of UDENYCA may not happen in the time frame expected by Coherus or at all; the risk of the occurrence of an event that may give rise to the ability of a party to terminate the agreement for the divestiture of UDENYCA; the risk that the transaction for the divestiture of UDENYCA diverts management attention from ongoing business operations; the risk and impact of unforeseen liabilities or expenses related to the transaction for the divestiture of UDENYCA; potential risks of the divestiture of UDENYCA on Coherus’ future financial results and performance; the risks and uncertainties inherent in the clinical drug development process; risks related to Coherus’ existing and potential collaboration partners; risks of Coherus’ competitive position; the risks and uncertainties of the regulatory approval process, including the speed of regulatory review and the timing of Coherus’ regulatory filings; the risk of FDA review issues; the risk that Coherus is unable to complete commercial transactions and other matters that could affect the availability or commercial potential of Coherus’ products and product candidates; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the significant risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Annual Report on Form 10-K for the fiscal period ended December 31, 2024 expected to be filed with the SEC in the coming days after this press release, including the section therein captioned “Risk Factors” and in other documents Coherus files with the SEC, including the definitive proxy statement related to the transaction for the divestiture of UDENYCA that Coherus filed with the SEC on January 28, 2025. Coherus’ results for the fiscal period ended December 31, 2024 are not necessarily indicative of its operating results for any future periods.

UDENYCA®, UDENYCA ONBODY®, and LOQTORZI®, whether or not appearing in large print or with the trademark symbol, are trademarks of Coherus, its affiliates, related companies or its licensors or joint venture partners unless otherwise noted. Trademarks and trade names of other companies appearing in this press release are, to the knowledge of Coherus, the property of their respective owners.

Additional Information and Where to Find It

In connection with the proposed divestiture of UDENYCA, Coherus filed with the SEC a definitive proxy statement on Schedule 14A on January 28, 2025, and it may also file other documents regarding the proposed transaction with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company started the process of mailing the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the proxy statement and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.coherus.com/sec-filings or by contacting the Company’s Investor Relations Department at IR@coherus.com.

References

1 Coherus to Acquire Surface Oncology (2023, June 16) [Press Release]

2 Daneng Li et al., JCO 42, 470-470(2024).

Coherus Contact Information:
For Investors:

Jodi Sievers

VP, Investor Relations & Corporate Communications

IR@coherus.com

For Media:

Argot Partners

(212) 600-1902

coherus@argotpartners.com

Coherus BioSciences, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (audited)
Net revenue	$54,144	$91,524	$266,960	$257,244
Costs and expenses:
Cost of goods sold	33,858	84,567	117,553	158,992
Research and development	21,235	26,368	93,336	109,436
Selling, general and administrative	41,297	49,494	167,738	192,015
Total costs and expenses	96,390	160,429	378,627	460,443
Loss from operations	(42,246)	(68,905)	(111,667)	(203,199)
Interest expense	(5,346)	(10,619)	(27,158)	(40,542)
Gain (loss) on sale transactions, net	(57)	—	176,589	—
Loss on debt extinguishment	—	—	(12,630)	—
Other income (expense), net	(3,047)	(129)	3,373	5,469
Income (loss) before income taxes	(50,696)	(79,653)	28,507	(238,272)
Income tax provision (benefit)	—	—	—	(380)
Net income (loss)	$(50,696)	$(79,653)	$28,507	$(237,892)

Net income (loss) per share:
Basic	$(0.44)	$(0.71)	$0.25	$(2.53)
Diluted	$(0.44)	$(0.71)	$0.25	$(2.53)

Weighted-average number of shares used in computing net income (loss) per share:
Basic	115,418,069	111,492,596	114,553,537	94,162,637
Diluted	115,418,069	111,492,596	114,830,462	94,162,637

Coherus BioSciences, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2024 (unaudited)	2023*
Assets
Cash and cash equivalents	$125,987	$102,891
Investments in marketable securities	—	14,857
Trade receivables, net	111,324	260,522
TSA receivables, net	11,010	—
Inventory	113,870	130,100
Intangible assets, net	53,646	71,673
Other assets	32,696	49,561
Total assets	$448,533	$629,604

Liabilities and Stockholders’ Deficit
Accrued rebates, fees and reserve	$164,867	$169,645
TSA payables and other accrued liabilities	11,026	—
Term loans	36,698	246,481
Convertible notes	228,229	226,888
Other liabilities	139,703	180,015
Total stockholders' deficit	(131,990)	(193,425)
Total liabilities and stockholders’ deficit	$448,533	$629,604

* Amounts derived from our audited consolidated financial statements.

Coherus BioSciences, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023*
Cash, cash equivalents and restricted cash at beginning of the period	$97,953	$80,711	$103,343	$63,987

Net cash provided by (used in) operating activities	28,608	(12,937)	(20,440)	(174,884)

Purchases of investments in marketable securities	—	—	—	(19,507)
Proceeds from maturities of investments in marketable securities	—	36,212	6,200	144,360
Proceeds from sale of investments in marketable securities	—	—	8,688	13,282
Cash received from CIMERLI sale	—	—	187,823	—
Cash received from YUSIMRY sale	—	—	40,000	—
Cash and cash equivalents acquired as part of the Surface acquisition	—	—	—	6,997
Milestone payment to Junshi Biosciences	—	—	(12,500)	—
Other investing activities, net	(542)	(1,009)	110	(492)
Net cash (used in) provided by investing activities	(542)	35,203	230,321	144,640

Proceeds from 2029 Term Loan, net of debt discount & issuance costs	—	—	36,979	—
Proceeds from Revenue Purchase and Sale Agreement, net of issuance costs	—	—	36,486	—
Proceeds from issuance of common stock under ATM Offering, net of issuance costs	—	(105)	1,455	18,093
Proceeds from issuance of common stock under Public Offering, net of issuance costs	—	—	—	53,625
Proceeds from issuance of common stock upon exercise of stock options	—	524	291	694
Proceeds from purchase under the employee stock purchase plan	241	472	926	1,809
Repayment of 2027 Term Loans, premiums and fees	—	—	(260,387)	—
Taxes paid related to net share settlement	(10)	(326)	(2,476)	(3,587)
Other financing activities	—	(199)	(248)	(1,034)
Net cash (used in) provided by financing activities	231	366	(186,974)	69,600

Net increase in cash, cash equivalents and restricted cash	28,297	22,632	22,907	39,356

Cash, cash equivalents and restricted cash at end of the period	$126,250	$103,343	$126,250	$103,343

Reconciliation of cash, cash equivalents, and restricted cash
Cash and cash equivalents	$125,987	$102,891	$125,987	$102,891
Restricted cash balance	263	452	263	452
Cash, cash equivalents and restricted cash	$126,250	$103,343	$126,250	$103,343

* Amounts derived from our audited consolidated financial statements.

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Coherus has also included in this press release non-GAAP net loss, and the related per share measures, which exclude from net income (loss), and the related per share measures, stock-based compensation expense, certain acquisition and divestiture-related expenses, amortization of intangible assets, gain (loss) on divestiture, impairments of intangible assets, change in fair value of our Royalty Fee Derivative Liability and contingent consideration, loss on debt extinguishment and restructuring charges related to our reduction in workforce. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than similar non-GAAP financial information disclosed by other companies. Coherus encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations set forth below, to more fully understand Coherus’ business.

Coherus believes that the presentation of these non-GAAP financial measures provides useful supplemental information to, and facilitates additional analysis by, investors. In particular, Coherus believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Coherus’ results from period to period, and to identify operating trends in Coherus’ business. Coherus also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

Coherus BioSciences, Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
GAAP net income (loss)	$(50,696)	$(79,653)	$28,507	$(237,892)
Adjustments:
Stock-based compensation expense(1)	6,384	10,797	27,802	42,161
Loss (gain) on sale transactions, net	57	—	(176,589)	—
Loss on debt extinguishment	—	—	12,630	—
Impairment of out-license asset and remeasurement of CVR liability, net	—	—	6,772	—
Change in fair value of Royalty Fee Derivative Liability	4,418	—	4,418	—
Restructuring charges related to reduction in workforce(1)	—	—	—	4,876
Change in fair value of contingent consideration	—	(920)	—	(920)
Acquisition and divestiture-related costs	6,669	545	6,669	5,093
Amortization of intangible assets	667	313	3,443	456
Non-GAAP net loss	$(32,501)	$(68,918)	$(86,348)	$(186,226)

GAAP
Net income (loss) per share, basic	$(0.44)	$(0.71)	$0.25	$(2.53)
Net income (loss) per share, diluted	$(0.44)	$(0.71)	$0.25	$(2.53)
Shares used in computing basic net income (loss) per share	115,418,069	111,492,596	114,553,537	94,162,637
Shares used in computing diluted net income (loss) per share	115,418,069	111,492,596	114,830,462	94,162,637

Non-GAAP
Net loss per share, basic and diluted	$(0.28)	$(0.62)	$(0.75)	$(1.98)
Shares used in computing basic and diluted net loss per share	115,418,069	111,492,596	114,553,537	94,162,637

(1)	In the year ended December 31, 2023, stock-based compensation of $1.0 million was classified within Restructuring charges related to reduction in workforce.